Exhibit 4.1

ELEMENT 21 GOLF COMPANY
10% CONVERTIBLE PROMISSORY NOTE

$___________	May 14, 2006

FOR VALUE RECEIVED, the undersigned, ELEMENT 21 GOLF COMPANY, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of _____________  (the “Lender”), the principal amount of __________ ($______) on May 14, 2007 (the “Maturity Date”) plus accrued and unpaid interest.

Section 1. Definitions. All capitalized terms used herein and that are not otherwise defined herein shall have the respective meanings ascribed to them in the Subscription Agreement, dated May 14, 2006, by and between the Borrower and the Lender (the “Subscription Agreement”).

Section 2. Prepayment. This Note or any part of the principal amount hereof (in denominations of one thousand dollars ($1,000) or multiples thereof) may be prepaid by the Borrower without penalty, premium or prior notice.

Section 3. Interest. All indebtedness outstanding under this Note shall bear interest (computed on the basis of a 360-day year) at the rate of ten percent (10%) per annum commencing from the date of this Note. Interest shall be payable on the Maturity Date.

Section 4. Conversion.

(a) The outstanding principal and accrued interest on this Note shall, at the option of the Lender, be converted at any time on or prior to the Maturity Date into shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), at a conversion price equal to the greater of (i) $0.175, or (ii) the ten day trading average of shares of Common Stock on the OTC Bulletin Board for the ten trading days ending on the day immediately prior to the date of conversion (such price being referred to herein the “Conversion Price”).

(b) If the Lender desires to exercise the conversion rights set forth in this Section 4, the Lender shall surrender this Note, duly endorsed, at the principal office of the Company and shall give written notice to the Borrower at such office of its election to convert the outstanding principal and accrued interest hereon into shares of Common Stock. The notice shall state the name(s) of the nominee(s) of the Lender in which any shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to the Lender or such nominee(s), a certificate or certificates for the number of shares of Common Stock to which the Lender or such nominee(s) is entitled.

(c)  No fractional shares or scrip shall be issued upon conversion of this Note. Instead of issuing any fractional shares that would otherwise be issuable upon conversion of this Note (or any portion hereof), the Borrower shall round up to the nearest whole number of shares and pay to the Lender cash in an amount equal to the amount of such fractional interest, multiplied by the Conversion Price.

Section 5. Payment in U.S. Funds. Unless this Note is converted into shares of Common Stock in accordance with Section 4 hereof, payments of both principal and interest on this Note are to be made in lawful money of the United States payable by check payable to the Lender and mailed to the address of the Lender as set forth in the first paragraph of this Note or such other place as the holder hereof shall designate to the Borrower in writing.

Section 6. Events of Default. The following events are Events of Default:

(i) the Borrower fails to pay to the holder of this Note any monetary obligation due under this Note after having received seven (7) business days prior written notice that such obligation has become due;

(ii) the Borrower fails, for seven (7) days after written notice, to comply with any other material term, condition, covenant, or agreement in this Note;

(iii) the Borrower becomes insolvent, makes an assignment for the benefit of creditors, calls a meeting of its creditors to obtain any general financial accommodation or suspends business; or

(iv) a case under the Bankruptcy Code is commenced by or against the Borrower or a liquidator, trustee, custodian or similar officer is appointed for all or a material portion of the Borrower's assets, and such case is not dismissed or such appointment is not rescinded within thirty (30) days thereafter.

Section 7. Remedies Upon Default. Upon the occurrence of any Event of Default, the principal amount of and accrued and unpaid interest on this Note may be declared by the Lender (by giving written notice to the Borrower) to be immediately due and payable by the Borrower. Thereafter, the Lender shall be entitled to all rights and remedies provided by applicable law.

The Borrower shall pay the costs and expenses of collection, including, without limitation, reasonable attorneys' fees and disbursements if any action, suit or proceeding is brought by the holder hereof to collect this Note.

Section 8. Amendments and Assignment. This Note may be amended by one or more written instruments signed by the Borrower and by the Lender. Without the Borrower’s prior written consent, this Note may not be assigned or negotiated by the Lender.

Section 9. Non-Recourse. No officer, director, shareholder, agent or employee of the Borrower shall be personally liable for any of the indebtedness of the Borrower represented by this Note or otherwise.

Section 10. Choice of Laws and Jurisdiction. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

ELEMENT 21 GOLF COMPANY

By:
Name: Nataliya Hearn
Title: President